W.D. GEHL
GEHL EMPLOYMENT AGREEMENT

WILLIAM D. GEHL/GEHL COMPANY
EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made by and between Gehl Company (“GEHL”), a Wisconsin corporation with its principal place of business in West Bend, Wisconsin, and William D. Gehl, (“Executive”) as of June 14, 2008.

RECITALS

        WHEREAS, GEHL wishes to continue to retain the services of Executive as its Chairman of the Board and Chief Executive Officer and Executive desires to continue to serve GEHL in that capacity; and

        NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

        Section 1.    Employment. GEHL shall employ Executive and Executive shall serve as the Chairman of the Board and Chief Executive Officer of GEHL during the term of employment set forth in Section 2 of this Agreement, and as such term shall be extended as provided herein. Executive shall report only to the Board of Directors of GEHL, and his powers and authority and responsibilities shall be superior to those of any other officer or employee of GEHL or of any subsidiary thereof. Executive agrees, subject to his election as such, to serve as a Director, and as a member of any committee of the Board of Directors of GEHL, during such term of employment.

        If at any time during the term of employment, the Board of Directors of GEHL shall not reelect Executive as Chairman of the Board and Chief Executive Officer of GEHL or shall remove him from such office (other than for cause), or if at any time during the term of employment Executive shall fail to be vested by GEHL with the powers and authority of the Chairman of the Board and Chief Executive Officer of GEHL as described above, Executive shall have the right, by written notice to GEHL, to terminate his services hereunder, effective as of the last day of the month of receipt by GEHL of any such written notice, and Executive shall have no further obligation under this Agreement. Termination by Executive under this Section 1 shall be treated as a termination of employment by GEHL other than for cause and shall be governed by the provisions of Section 4 or 5 of this Agreement, as applicable.

        Section 2.    Term of Employment. Executive’s “term of employment,” as this phrase is used throughout this Agreement, shall be for the period commencing June 14, 2008, and ending on June 14, 2011 unless Executive’s employment is terminated earlier with the consequences described herein in which event the term of employment shall extend through the date of such termination.

        Section 3.    Compensation. GEHL shall pay or cause to be paid to Executive during the period commencing June 14, 2008 through the end of the term of employment a minimum base salary of Five Hundred Ninety Thousand Dollars ($590,000) per annum, payable in twenty-six (26) equal installments (subject to the appropriate withholding items). This salary shall be reviewed at least annually by the GEHL Board of Directors or a committee thereof and increased or decreased in its discretion, subject to the minimum above.

        Section 4.    Separation from Service. If Executive incurs a Separation from Service, as defined below, because Executive’s employment is involuntarily terminated by GEHL during the term of employment for any reason other than (i) cause, as defined below in this Section 4, (ii) circumstances governed by Section 5 hereof or (iii) Executive’s death or disability, Executive shall be entitled to receive, and GEHL shall be obligated to pay, his full base salary set forth in Section 3 above as in effect immediately prior to such termination, for two (2) full years from Executive’s Separation From Service. During such years, Executive shall also continue to participate in all group welfare benefit plans and programs of GEHL referred to in the first sentence of Section 6 hereof to the extent that such continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s continued participation in any such plans and programs is barred, and in lieu thereof, Executive shall be entitled to receive on a payroll basis during the above period an amount equal to the sum of the average annual contributions, payments, credits, or allocations made by GEHL to him, to his account, or on his behalf over the three (3) fiscal years (or fraction thereof) of GEHL preceding the Separation from Service under such plans and programs from which his continued participation is barred.

        Notwithstanding the foregoing, no cash benefit under this Section 4 shall be payable until the first business day that is six (6) months after the Separation from Service, at which time all such delayed payments shall be paid in a lump sum and credited with interest for the period of the delay at the rate announced by M&I Bank, Milwaukee, Wisconsin from time to time as its prime or base lending rate determined as of the Separation from Service.

        “Separation from Service” for purposes of this Agreement means the date determined under the default rules of the applicable regulations for Internal Revenue Code (“Code”) Section 409A for a separation from service between Executive and GEHL, with the exception that the default rule for a bona fide leave of absence for disability is extended from six (6) months to twenty-nine (29) months.

        Termination by GEHL for “cause” shall mean termination by action of the GEHL Board of Directors because of the failure of Executive to fulfill his obligations under this Agreement or because of serious willful misconduct by Executive in respect of his obligations under this Agreement, as, for example, the commission by Executive of a felony or the perpetration by Executive of a common-law fraud against GEHL or any major material action (i.e., not procedural or operational differences) taken against the expressed directive of the Board.

        If Executive’s employment is terminated by Executive except as provided in Section 1 hereof, as a result of Executive’s death or disability, or by GEHL for cause, Executive’s base salary shall terminate on such date, and Executive’s participation in GEHL’s fringe benefit plans shall terminate in accordance with their terms.

        Section 5.    Change in Control. In the event a Change in Control, as defined below, occurs during the term of Executive’s employment under this Agreement, Executive’s term of employment shall be automatically extended to a date which is two (2) years after the occurrence of the Change in Control (such two (2)-year extended term of employment referred to in this Section 5 as the “Change in Control Contract Term”). In addition, upon the occurrence of a Change in Control, (i) the unvested stock options awarded to Executive under the GEHL Stock Option Plans shall vest, and (ii) all restrictions limiting the exercise, transferability, entitlement or incidents of ownership of any outstanding award, including options, restricted stock, supplemental retirement benefits, deferred compensation, or other property or rights granted to Executive after the date of this Agreement (other than pursuant to plans of general application to salaried employees such as tax-qualified retirement plans, life insurance and the health plan) shall lapse, and such awards shall become fully vested and be held by or for Executive free and clear of all such restrictions. This provision shall apply to all such property or rights notwithstanding the provisions of any other plan or agreement.

        If Executive incurs a Separation from Service because Executive’s employment shall be terminated by GEHL without cause (as defined in Section 4) or Executive shall terminate his employment for Good Reason (as defined below in this Section 5) during the Change in Control Contract Term, or if GEHL shall terminate Executive’s employment without cause, triggering a Separation from Service, within six (6) months before the execution of a definitive purchase agreement that ultimately results in a Change in Control and Executive shall reasonably demonstrate that such termination was in connection with or in anticipation of the Change in Control, Executive shall be entitled to the following:

(a) paid in a lump sum within thirty (30) days of the date of Executive’s Separation from Service or the date that Executive demonstrates that such Separation from Service was in connection with or in anticipation of the Change in Control, whichever is applicable:

(i) Executive’s base salary as in effect on the Separation from Service (“Current Base Salary”) through the Separation from Service to the extent not theretofore paid; and

(ii) The pro rata portion (based on the completed months in the calendar year through the Separation from Service divided by twelve (12)) of the target bonus award that could have been earned by Executive under GEHL’s then-existing bonus plan, ignoring performance requirements and any requirement that Executive be employed through the end of the fiscal year; and

(b) paid in a lump sum on the first business day that is six (6) months after the Separation from Service or the later date that Executive demonstrates that such Separation from Service was in connection with or in anticipation of the Change in Control, whichever is applicable:

(i) Three (3) times the sum of (I) the Current Base Salary and (II) the highest bonus amount earned by Executive in any of the five (5) fiscal years which precede the year in which the Separation from Service occurs, including any amounts deferred; and

(ii) The present value of Executive’s benefits under Section 2 of Executive’s most current Supplemental Retirement Benefit Agreement using a discount rate equal to the interest rate that would be used by the Gehl Company Retirement Income Plan “B” to calculate the amount of a lump sum distribution to be made on the same date as the payment hereunder;

provided, however, that any payments under (c) and (d) shall be increased with interest from the date that payment is made under (a) and (b) until the payment is made under (c) and (d), with the rate of interest announced by M&I Bank, Milwaukee, Wisconsin from time to time as its prime or base lending rate, such rate to be determined as of the Separation from Service.

        If benefits under (a), (b), (c) and (d) above are triggered, Executive shall also receive Fifteen Thousand Dollars ($15,000), such amount to be paid at the same time as the benefits in (c) and (d) above with interest credited in the same fashion.

        If benefits under the preceding paragraph and under (a), (b), (c) and (d) in the second preceding paragraph are triggered, in addition, for twenty-four (24) months after the Separation from Service, GEHL shall provide to Executive and his family medical benefits at least substantially equal on a pre-tax basis to those provided to him and his family just prior to the date of the Change in Control, whether pursuant to a group plan or individual coverage. Notwithstanding the foregoing, if Executive obtains employment during the twenty-four (24)-month period and family medical benefits are available from the new employer, GEHL’s obligation to provide such family medical benefits shall cease for so long as Executive remains employed. If the extended coverage exceeds the applicable “COBRA” continuation period, typically eighteen (18) months, and if such coverage is provided under a health plan that is subject to Code Section 105(h), benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, GEHL shall amend such health plan to comply therewith.

        In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Section 5 and such amounts shall not be reduced (except to the extent set forth in the immediately preceding paragraph) whether or not Executive obtains other employment. In addition, GEHL will not be entitled to reduce the amounts payable under this Section 5 for any claims or rights it may have against Executive.

        “Change in Control,” for the purposes of this Agreement, shall be defined as one of the following:

(i) Securities of GEHL representing thirty percent (30%) or more of the combined voting power of GEHL’s then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; or

(ii) The shareholders of GEHL approve a merger or consolidation of GEHL with any other corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of GEHL (other than a shareholder who is an “affiliate,” as defined under rules promulgated under the Securities Act of 1933, as amended, of any party to such consolidation or merger); or

(iii) The shareholders of GEHL approve the sale of substantially all of GEHL’s assets to a corporation which is not a wholly-owned subsidiary of GEHL; or

(iv) Any person becomes the “beneficial owner,” as defined under rules promulgated under the Securities Exchange Act of 1934, as amended, directly or indirectly of securities of GEHL representing thirty percent (30%) or more of the combined voting power of GEHL’s then outstanding securities the effect of which (as determined by the Board) is to take over control of GEHL; or

(v) During any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of GEHL cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period;

but only if such event is also a change in ownership or effective control or a change in the ownership of a substantial portion of the assets of GEHL as defined by the applicable regulations for Code Section 409A using its default provisions.

        “Good Reason,” for the purposes of this Agreement, shall be defined as the occurrence of any one of the following events or conditions after, or in anticipation of, the Change in Control:

(i) The removal of Executive from, or any failure to reelect or reappoint Executive to, any of the positions held with GEHL on the date of the Change in Control or any other positions with GEHL to which Executive shall thereafter be elected, appointed or assigned, except in connection with the termination of his employment for disability, cause, as a result of his death or by Executive other than for Good Reason;

(ii) A good faith determination by Executive that there has been a significant adverse change, without Executive’s written consent, in Executive’s working conditions or status with GEHL from such working conditions or status in effect immediately prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements;

(iii) Any material breach by GEHL of any provision of this Agreement;

(iv) Any purported termination of Executive’s employment for cause by GEHL which is determined under Section 15 not to be for conduct encompassed in the definition of cause contained herein;

(v) The failure of GEHL to obtain an agreement, satisfactory to Executive, from any successor or assign of GEHL, to assume and agree to perform this Agreement, as contemplated in Section 10 hereof;

(vi) GEHL’s requiring Executive to be based at any office or location which is not within a fifty (50) mile radius of West Bend, Wisconsin, except for travel reasonably required in the performance of Executive’s responsibilities hereunder, without Executive’s consent; or

(vii) Any voluntary termination of employment by Executive for any reason where the notice of termination is delivered by Executive to GEHL at any time within ninety (90) days following the six-month anniversary of the Change in Control.

For purposes of this Section 5, any good faith determination of Good Reason made by Executive shall be conclusive.

        Section 6.    Benefits. Executive shall be entitled to participate in any group insurance, hospitalization, medical, health and accident, disability, or similar plan or program of GEHL now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

        Furthermore, Executive shall be entitled to other payments, in addition to the base salary above, as provided below:

(i) Retirement/Death Benefit. The Supplemental Retirement Benefit Agreement between Executive and GEHL shall dictate the Retirement/Death benefits other than those provided under the employee benefit plans generally available to all salaried employees. Such Supplemental Retirement Benefit Agreement is specifically referenced and made a part hereof.

(ii) Bonus. Executive shall be entitled to an annual cash bonus as calculated in accordance with the Company’s Executive Incentive Plan or other similar Plan in effect in the event Executive is employed with GEHL on the last day of the applicable calendar year. Notwithstanding the foregoing, in the event Executive’s employment is terminated during the applicable year as a result of death or disability or by GEHL for any reason other than cause, as defined in Section 4 hereof, or circumstances governed by Section 5 hereof, Executive shall be entitled to a pro rata portion of the target bonus award that could have been earned by Executive, ignoring any performance requirements and any requirement that Executive be employed through the end of the fiscal year. The pro rata portion shall be equal to the number of completed months in the calendar year through the date of termination divided by twelve (12).

(iii) Split Dollar Life Insurance. Executive, as the insured, a trust for the benefit of Executive’s family (the “Trust”), as the owner, and GEHL have entered into the Split Dollar Insurance Agreement regarding the purchase of a $1 million whole life insurance policy. The Trust shall execute a collateral assignment of such policy to GEHL to secure its interest therein as provided in the Split Dollar Insurance Agreement. Said agreement is specifically referenced and made a part hereof.

        Section 7.    Reimbursement of Expenses. GEHL shall pay or reimburse Executive for all reasonable travel and other expenses in accordance with GEHL policy. GEHL further agrees to furnish Executive with a private office and a private secretary and such other assistance and accommodations as shall be suitable to the character of Executive’s position with GEHL and adequate to the performance of his duties hereunder.

        Section 8.    Vacation. Executive shall be entitled to five (5) weeks paid vacation each year.

        Section 9.    Additional Undertakings of Executive; Non-competition Provisions. Executive agrees that during the term of employment under this Agreement he will apply on a full-time basis (allowing for usual vacations and sick leave) all of his skill and experience to the performance of his duties in such employment. It is understood that Executive may have other business investments and participate in other business ventures which may, from time to time, require minor portions of his time, but which shall not interfere or be inconsistent with his duties hereunder. Executive agrees that during the term of employment and for one (1) year thereafter, or, in the event of termination of his employment by GEHL for cause (as defined in Section 4 above) for two (2) years after such termination, Executive will not, without the prior written approval of the Board of Directors of GEHL, become an owner, officer, employee, agent, partner, or director of any business enterprise in substantial direct competition (as defined below) with GEHL or any subsidiary of GEHL as the business of GEHL or any subsidiary of GEHL may be constituted during the term of employment or at the termination thereof. If Executive’s employment is terminated by GEHL other than for cause (as defined in Section 4 above), he will not be subject to any restrictions under this Section 9.

        If Executive’s employment by GEHL is terminated by him (other than under the circumstances set forth in Section 1 above), in breach of this Agreement during the term of employment, Executive shall not, for a two (2)-year period following such termination, become an owner, officer, employee, agent, partner, or director of any business enterprise in substantial direct competition (as defined below) with GEHL or any subsidiary of GEHL as the business of GEHL or any subsidiary of GEHL may be constituted at the time of such termination.

        For the purposes of this Section 9, a business enterprise with which Executive becomes associated as an owner, officer, employee, agent, partner or director, shall be considered in “substantial direct competition,” if, during a year (adjusted for fractions of a year in respect of a new enterprise) when such competition is prohibited, its sales of any product or service sold by GEHL or any subsidiary of GEHL amount to more than either ten percent (10%) of its (new enterprise) total sales or Ten Million ($10,000,000.00) Dollars.

        Section 10.    Assigns and Successors. The rights and obligations of GEHL under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of GEHL and GEHL shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that GEHL would be required to perform if no such succession or assignment had taken place.

        Section 11.    Construction. This Agreement shall be construed under the laws of the State of Wisconsin. Section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

        Section 12.    Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in GEHL’s case, to its Secretary) or by facsimile to the number provided for such purpose by the applicable party or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of Executive, to his last known address as carried on the personnel records of GEHL and, in the case of GEHL, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

        Section 13.    Severability. Should it be determined that one or more of the clauses of this Agreement is (are) found to be unenforceable, illegal, contrary to public policy, etc., this Agreement remains in full force and effect except for the unenforceable, illegal, or contrary to public policy provisions.

        Section 14.    Limitation on Payments.

        (a)     Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section 5 hereof, a national accounting firm designated by GEHL (the “Accounting Firm”) shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Code Section 280G, taking into account the total “parachute payments,” within the meaning of Code Section 280G, payable to Executive by GEHL or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to Executive, taking into account the excise tax imposed by Code Section 4999, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Code Section 280G, less One Dollar ($1.00) or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to Executive, such lesser amount shall be paid to Executive. If not reducing the payments hereunder would result in a greater after-tax amount to Executive, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon GEHL and Executive.

        (b)     As a result of the uncertainty in the application of Code Section 280G, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to Executive; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as a loan by GEHL to Executive. Executive will return the excess to GEHL, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Code Section 1274(d) (or one hundred twenty percent (120%) of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Code Section 4999) from the date Executive received the excess until it is repaid to GEHL.

        (c)     All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by GEHL and GEHL shall pay such fees, costs and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to Executive in the year of receipt of the payments, unless Executive agrees otherwise.

Section 15.    Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be West Bend, Wisconsin or, at Executive’s election, if Executive is no longer residing or working in the West Bend, Wisconsin metropolitan area, in the judicial district encompassing the city in which Executive resides; provided, that, if Executive is not then residing in the United States, the election of Executive with respect to such venue shall be either West Bend, Wisconsin or in the judicial district encompassing that city in the United Sates among the thirty cities having the largest population (as determined by the most recent United States Census data available at termination date) which is closest to Executive’s residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

        Section 16.    Amendment. No modification or amendment to this Agreement may be made without the written consent of the parties hereto.

        Section 17.    Expenses and Interest. If (i) a dispute arises with respect to the enforcement of Executive’s rights under this Agreement, (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, or (iii) any tax audit or proceeding is commenced that is attributable in part to the application of Code Section 4999, in any case so long as Executive is not acting in bad faith, then GEHL shall reimburse Executive for any reasonable attorney’s fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding or tax audit or proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by Executive calculated at the rate of interest announced by M&I Bank, Milwaukee, Wisconsin, from time to time as its prime or base lending rate from the date that payments to Executive should have been made under this Agreement. Within ten (10) days after Executive’s written request therefor, GEHL shall pay to Executive, or such person or entity as Executive may designate in writing to GEHL, Executive’s reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding. Any such payment shall be made promptly following the date of the final determination that Executive is not acting in bad faith, but no later than the end of the calendar year following the year in which Executive incurs the expense.

        Section 18.    Extended Care Insurance. GEHL agrees to provide Executive with an extended care insurance policy which will be fully paid up in ten (10) years, providing a $200/day benefit for six (6) years with an annual premium of $6,419.30. GEHL shall pay the premium as long as Executive is employed. Thereafter, it shall be the responsibility of Executive.

        Section 19.    409A.

        (a)     If an amount or the value of a benefit under this Agreement is required to be included in Executive’s income prior to the date such amount is actually distributed or benefit provided as a result of the failure of this Agreement (or any other arrangement required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then Executive shall receive a distribution, in a lump sum, within ninety (90) days after the date it is finally determined that the Agreement fails to meet the requirements of Code Section 409A; such distribution shall equal the amount required to be included in Executive’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

        (b)     GEHL and Executive intend the terms of this Agreement to be in compliance with Code Section 409A. GEHL does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Code Section 409A. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Code Section 409A.

        (c)     Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, Executive must make a reasonable, good faith effort to collect any payment or benefit to which Executive believes Executive is entitled hereunder no later than ninety (90) days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within one hundred eighty (180) days after such latest date.

        (d)     Executive acknowledges that in the discretion of GEHL a portion of the benefits hereunder may be accelerated up to the amount of the withholding requirement for taxes under Code Section 3121(v) (i.e., FICA taxes) related to the benefits hereunder; any such acceleration shall reduce the amount of payments otherwise due hereunder.

        IN WITNESS WHEREOF, GEHL COMPANY has caused this Agreement to be executed by its duly authorized officers, and Executive has hereunto set his hand, all as of the date set forth above.

Attest:	GEHL COMPANY
/s/ Michael J. Mulcahy	/s/ John T. Byrnes
Its Secretary	Its Director: John T. Byrnes
/s/ Michael J. Mulcahy	/s/ William D. Gehl
Witness as to William D. Gehl	William D. Gehl, Executive